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Exhibit 10.43

FIRST HORIZON PHARMACEUTICAL CORPORATION

DIRECTORS' COMPENSATION FOR 2005 SUMMARY SHEET

ANNUAL BOARD RETAINER	2004 2005	$ $	20,000 30,000
ANNUAL BOARD CHAIRMANSHIP RETAINER	2004 2005	$ $	10,000 10,000
ANNUAL COMMITTEE CHAIRMANSHIP RETAINER:
Nominating/Corporate Governance Committee	2004 2005	$ $	5,000 5,000
Audit Committee	2004 2005	$ $	5,000 5,000
Compensation Committee	2004 2005	$ $	5,000 5,000
Mergers and Acquisition Committee	2004 2005	$ $	5,000 5,000
BOARD AND COMMITTEE MEETING FEE (In Person Meeting)	2004 2005	$ $	1,500 1,500
BOARD AND COMMITTEE MEETING FEE (Telephone Meeting)	2004 2005	$ $	500 750

        In addition to the base compensation, each director is granted 5,000 stock options.

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  Exhibit 10.43
FIRST HORIZON PHARMACEUTICAL CORPORATION DIRECTORS' COMPENSATION FOR 2005 SUMMARY SHEET